As filed with the Securities and Exchange Commission on August 21, 1998

                                           Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                              T CELL SCIENCES, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                                       13-3191702
(State of incorporation)                 (I.R.S. Employer Identification Number)

                                119 Fourth Avenue
                          Needham, Massachusetts 02494
                                 (781) 433-0771

   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                         VIRUS RESEARCH INSTITUTE, INC.
                           1992 EQUITY INCENTIVE PLAN
                            (Full Title of the Plan)

                      ------------------------------------

                               UNA S. RYAN, PH.D.
                      President and Chief Executive Officer
                              T CELL SCIENCES, INC.
                                119 Fourth Avenue
                          Needham, Massachusetts 02494
                                 (781) 433-0771

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                 With copies to:

                              STUART M. CABLE, ESQ.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                                 53 State Street
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of each Class of Securities       Amount to be          Proposed Maximum             Proposed Maximum            Amount of
         to be Registered                Registered       Offering Price Per Share      Aggregate Offering Price    Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value           1,600,000(1)            $2.35(2)                     $3,760,000(2)             $1,109.20
(including associated Preferred
Stock Purchase Rights)
------------------------------------------------------------------------------------------------------------------------------------
   Warrants to purchase Common Stock       25,000                 N/A                               N/A                      N/A
====================================================================================================================================

(1) Plus such additional number of shares as may be required pursuant to the Virus Research Institute, Inc. 1992 Equity Incentive Plan in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale price of the common stock of T Cell Sciences, Inc. as reported on the Nasdaq National Market on August 18, 1998.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     Note: The document(s) containing the information required by Item 1 of this Form S-8 and the statement of availability of information of T Cell Sciences, Inc. (the "Registrant"), and other information required by Item 2 of this Form will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in such file.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.
        ------------------------------------------------

     The Registrant hereby incorporates by reference the documents listed below, which have previously been filed with the Commission.

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by the Registrant's Annual Report Amendment on Form 10-K/A.

     (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

     (c) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

     (d) The Registrant's Current Report on Form 8-K, dated August 21, 1998.

     (e) The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on September 22, 1986 under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendments or reports filed for the purpose of updating such description.

     In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.


Item 4. Description of Securities.
        --------------------------

     The warrants to be issued upon the exercise of non-qualified stock options issued under the Virus Research Institute, Inc. 1992 Equity Incentive Plan will be issued pursuant to the Common Stock Purchase Warrant Provisions filed as an exhibit hereto (the "Warrant Agreement"). The warrants will be evidenced by warrant certificates (each, a "Warrant Certificate" and collectively the "Warrant Certificates"), which will entitle the holder(s) thereof, at any time prior to August 21, 2003 (the "Expiration Date"), to purchase the number of shares of common stock, par value $.001 per share, of the Registrant (the "Common Stock") evidenced by such Warrant Certificate at a purchase price of $6.00 per share, subject to certain adjustments (the "Warrant Exercise Price").

     To exercise all or any of the warrants represented by a Warrant Certificate, the holder thereof is required to surrender the Warrant Certificate(s) to the Registrant, complete and execute the election form (the "Election to Purchase"), which is on the back of the Warrant Certificate, and pay in full the Warrant Exercise Price for each share of Common Stock as to which a warrant is exercised. The Warrant Exercise Price may be made in cash, certified check or wire transfer in same day funds in an amount equal to the Warrant Exercise Price multiplied by the number of shares of Common Stock as to which the warrant is being exercised.

     As promptly as practicable after the exercise of any warrants in accordance with the Warrant Agreement, and in any event within three (3) business days after the receipt of the Election to Purchase, the Registrant shall issue or cause its transfer agent to issue a certificate or certificates for the number of non-fractional shares of Common Stock registered in accordance with the instructions set forth in the Election to Purchase, together with cash for any fractional shares of Common Stock issuable upon the exercise of the warrants. All shares of Common Stock issuable by the Registrant upon the exercise of the warrants must be validly authorized and issued, fully paid, non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests in respect of the issuance thereof.

     The Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of each warrant shall be subject to adjustment in the event of certain transactions including, without limitation, the Registrant's
(i) paying a dividend or making any other distribution of shares of Common Stock, (ii) subdividing or reclassifying the outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combining or reclassifying the outstanding shares of Common Stock into a smaller number of shares of Common Stock, (iv) fixing the record date for the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower (at the record date for such issuance) than the Fair Market Value (as defined in the Warrant Agreement) per share of Common Stock, or (v) fixing the record date for the making of a distribution to all holders of shares of Common Stock of (a) shares of any class of the Registrant's capital stock other than Common Stock, (b) evidences of the Registrant's indebtedness, (c) assets other than cash dividends or distributions, or (d) or rights, options, warrants or convertible or exchangeable securities (other than those referred to in clause (iv) above).

     In the event of any Reorganization (as defined in the Warrant Agreement) of the Registrant, the holder of each outstanding warrant shall, upon exercise of such warrant at any time thereafter, have the right to the stock, securities, cash or other assets to which a holder of the number of shares of Common Stock that would otherwise have been deliverable upon the exercise of such warrant would have been entitled upon such Reorganization if such warrant had been exercised in full immediately prior to such Reorganization.

     Except with respect to Liquidating Dividends (as defined in the Warrant Agreement), no holder of a warrant will be entitled to any of the rights of a stockholder of the Registrant, including, without limitation, the right to vote, to receive dividends and other distributions, or to attend or receive any notice of meetings of stockholders or any other proceedings of the Registrant.

     On August 21, 1998, the Registrant granted 1,811,155 warrants, which are the only warrants currently issued and outstanding.

Item 5. Interests of Named Experts and Counsel.
        ---------------------------------------

     Not Applicable.

Item 6. Indemnification of Directors and Officers.
        ------------------------------------------

     The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which enables a corporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 145 or
(iv) for any transaction from which a director derived an improper personal benefit. The Registrant has adopted such provisions in its Amended and Restated By-Laws (the "By-Laws").

     The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court. The By-Laws provide for indemnification to the fullest extent authorized by the DGCL and, therefore, these statutory indemnification rights are available to the directors, officers, employees and agents of the Registrant.

     The Registrant currently carries a directors' and officers' liability insurance policy which provides for payment of expenses of the Registrant's directors and officers in connection with threatened, pending or completed actions, suits or proceedings against them in their capacities as directors and officers, in accordance with the Bylaws and the DGCL.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.
        ---------

     The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement.

      Exhibit
      -------

        4.1 Common Stock Purchase Warrant Provisions.
        5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.
       23.1 Consent of PricewaterhouseCoopers LLP, Independent Accountants.
       24.1 Powers of Attorney (included on page 5 of this registration statement).

Item 9. Undertakings.
        -------------

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to
     Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, The Commonwealth of Massachusetts, on August 21, 1998.

                                    T CELL SCIENCES, INC.


                                    By: /s/ Una S. Ryan
                                        ----------------------------------------
                                        Una S. Ryan, Ph.D.
                                        President, Chief Executive Officer and
                                        Director

                                POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Una S. Ryan, Ph.D. and Norman W. Gorin as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in all and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                                Date
---------                            -----                                ----
     /s/ Una S. Ryan                 President, Chief Executive           August 21, 1998
------------------------------       Officer and Director
Una S. Ryan, Ph.D.                   (Principal Executive Officer)


    /s/ Norman W. Gorin              Vice President, Finance,             August 21, 1998
------------------------------       Chief Financial Officer
Norman W. Gorin                      and Secretary (Principal
                                     Financial Officer and Principal
                                     Accounting Officer)

    /s/ Harry H. Penner, Jr.         Director                             August 21, 1998
------------------------------
Harry H. Penner, Jr.

   /s/ Patrick C. Kung               Director                             August 21, 1998
------------------------------
Patrick C. Kung, Ph.D.

   /s/ Thomas R. Ostermueller        Director                             August 21, 1998
------------------------------
Thomas R. Ostermueller

                                  EXHIBIT INDEX


Exhibit No.                               Description
-----------                               -----------

    4.1     Common Stock Purchase Warrant Provisions.

    5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

   23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants.

   24.1 Powers of Attorney (included on page 5 of this registration statement).